Exhibit 2
To Shareholders in the United States:

The share exchange referred to in this document is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

(Translation)

Reference Materials for Extraordinary Shareholders’ Meeting
<Separate Volume> (No. 2)

Nissay Dowa General Insurance Co., Ltd.

With reference to the “Shareholders’ Meeting Reference Materials” included in the “CONVOCATION NOTICE OF EXTRAORDINARY SHAREHOLDERS’ MEETING” sent to our shareholders on December 1, 2009, we added some statements to “Agenda Item 2: Approval of the Merger Agreement between the Company and Aioi Insurance Co., Ltd.” (pp. 22-27 of the “CONVOCATION NOTICE OF EXTRAORDINARY SHAREHOLDERS’ MEETING” of the Company) as follows.

***

We newly added “4. Matters provided in Article 101-2-21 of the Ordinance for Enforcement of Insurance Business Act” after “3. Matters provided in Article 182 of the Ordinance for Enforcement of the Companies Act” (pp. 26-27 of the “CONVOCATION NOTICE OF EXTRAORDINARY SHAREHOLDERS’ MEETING” of the Company).

Statements Added

4.  Matters provided in Article 101-2-21 of the Ordinance for Enforcement of Insurance Business Act

(1) Financial Statements of the Company for the Most Recent Fiscal Year

Financial statements of the Company for the most recent fiscal year are as set forth in the “Financial Statements of the Company for the Fiscal Year Ended on March 2009” below (pp.4-34).

(2)  Matters regarding the Rights of Policyholders of the Company after the Merger

The matters regarding the rights of policy holders of the Company after the merger are as set forth in the “Matters regarding the Rights of Policyholders of the Company after the Merger” below (p.34).

☐	Financial Statements of the Company for the Fiscal Year Ended on March 2009 (pp.4-34)

•	Business Report

•	Balance Sheet

•	Profit and Loss Statement

•	Statement of Changes in Shareholders’ Equity

•	Independent Auditors’ Report

•	Report of the Board of Auditors

☐	Matters regarding the Rights of Policyholders of the Company after the Merger (p.34)

Financial Statements of the Company for the Fiscal year Ended on March 2009

Business Report for Fiscal Year Ended March 2009
(From April 1, 2008 to March 31, 2009)

1.  Matters Pertaining to the Current Condition of Insurance Companies

1)  Business developments and results

The Japanese economy during fiscal year ended March 2009 experienced a sharp downturn in general as corporate profits fell dramatically and employment situation deteriorated rapidly. This was due to the impact of the deepening worldwide financial crisis and the global economic slowdown precipitated by the subprime loan problems, the extreme volatility of the stock and foreign exchange markets and other factors.

Income from insurance premiums declined in the non-life insurance industry due to the slowdown of the economy and the suppression of consumer confidence. The decline in motor vehicle unit sales in the face of a rapidly deteriorating economic environment after the second half of the year and the lowering of insurance premiums for compulsory automobile liability insurance were also affecting factors.

We redoubled our efforts to achieve continued business quality reform amid this environment based on the company-wide slogan of “all efforts targeted at regaining the trust of our customers” as the final year of the medium-term management plan which began in fiscal year ended March 2007. We also worked to increase operating results and improve productivity with the goal of achieving a CSR-oriented operation for the purpose of improving the level of satisfaction among our shareholders, clients, and other stakeholders and maximizing corporate value.

In regard to the business quality reform, we worked to improve quality of various sectors and achieved results such as:

•	Implementing overall revision of all operations from the customers’ perspective involving whole processes for soliciting, administration, and payment

•	Extending further efforts to make use of customers’ opinions

•	Strengthening the organization of the non-life service segment and employee training

•	Enhancing the insurance premium payment services by expanding the framework for post facto verification of insurance premium payment services

•	Implementing the “Customer First! Quality Standard” as the quality standard for agency marketing

•	Enhancing the framework of employee and agency training to encourage the utilization of the agency online system.

With regard to our marketing structure, we worked to further strengthen our comprehensive insurance strategy with Nippon Life Insurance Company, in addition to reviewing our marketing organization to improve our ability to respond to environmental changes and growth markets, while simultaneously reinforcing our framework to develop the market of the medium to small sized enterprises in the metropolitan area.

On the product development front, we have worked to revise auto insurance to simplify our products and to provide “products that were easy to understand” and that provided the “indemnity truly needed” by our clients. An example of this is Business Pitatto1, comprehensive indemnity insurance which can provide indemnity for various different risks inherent in business activities by compiling them into one contract including property damage, losses from suspension of operations, indemnity from liability, and other types of insurance.

On the customer-service front, we made progress on providing easy-to-understand explanations of product features by increasing the size of the informational brochures which will be sent to customers when the auto insurance contracts are due for renewal, and by further enhancing our ability to provide advice when recommending

1 Business Pitatto means “perfect for business.”

indemnity, among other measures. We also worked to expand our tools for providing easy-to-understand explanations such as the creation of PR Assist-kun (Assistant) to explain product features via video at the launch of Business Pitatto.

On the information-systems front, we worked on reforming business processes by expanding the features of the online system for agencies and expanding the scope of products that can be handled entirely online. This ranges from estimating the insurance premium to processing the contract online.

In addition to the above, we have also worked on activities that will contribute to society and protect the global environment, such as operating the Phoenix Hall as a site for activities to support the arts and culture, promoting the use of an environmental management system through the ISO 14001 international standard, donating funds for the Nissay Planting & Nurturing Forests for Future Generations campaign, making donations for natural disasters, and engaging in other activities.

On January 23, 2009, for the purpose of forming a new finance and insurance group through a drastic reinforcement and expansion of the quantity and quality of the operational base and management resources, we agreed to move forward with talks on management integration and business alliance with Aioi Insurance Co., Ltd., Mitsui Sumitomo Insurance Group Holdings, Inc., and Mitsui Sumitomo Insurance Co., Ltd., and to proceed with discussions with Aioi Insurance Co., Ltd. regarding a merger.

Taking the above measures resulted in 24.2 billion yen decline in ordinary income from the previous year to 383.6 billion yen, consisting of 351.2 billion yen in underwriting income, 31.5 billion yen in investment income, and 800 million yen in other ordinary income.

Ordinary expenses rose 5.0 billion yen over last fiscal year to 400.4 billion yen, consisting of underwriting expenses accounted for 306.0 billion yen, investment expenses for 34.9 billion yen, operating expenses and general and administrative expenses for 58.4 billion yen, and other ordinary expenses for 1.0 billion yen.

The above outcome resulted in an ordinary loss of 16.8 billion yen.

The inclusion to the result above of extraordinary income and losses, income taxes, resident taxes, and adjustments to income tax and others resulted in a net loss of 6.738 billion yen.

Overview of underwriting

Net premiums written accounted for 310.9 billion yen of the underwriting income, marking a decline of 2.3% from the previous fiscal year.

Net claims paid accounted for 191.8 billion yen of the underwriting expenses, representing a 1.5% decline from the previous fiscal year. The net loss ratio was 67.4%, a 0.9 point rise compared with last fiscal year.

Operating expenses and general and administrative expenses associated with underwriting rose 1.8% over the previous fiscal year to 54.3 billion yen. This resulted from ongoing investments in business quality reform, which caused expenses to rise despite progress on streamlining overall operations and efforts to achieve efficiency in expenditures. The net expense ratio rose 1.1 percentage point over the previous fiscal year to 34.6%.

The inclusion of deposit premiums from policyholders, maturity refunds to policyholders, provisions for outstanding claims, provisions for underwriting reserves, and other factors led to an underwriting loss of 8.7 billion yen.

Overview by types of insurance

In the fire insurance segment, net premiums written rose 6.5% over the previous fiscal year, primarily for corporate contracts. The net loss ratio declined 1.6 percentage points from the previous fiscal year to 39.0% despite an increase in claims paid for large contracts. This was due to the fact that there were few typhoons and other natural disasters.

In the marine insurance segment, hull insurance increased, but cargo insurance saw income decline due to sluggish cargo shipments resulting from the rapid economic decline. This led to a 1.3% decline in net premiums written compared with last fiscal year. An increase in claims paid for cargo insurance resulted in a net loss ratio of 57.7%, marking a 7.2 point increase over the previous fiscal year.

In the personal accident insurance segment, net premiums written declined 2.7% from the previous fiscal year due primarily to a decline in contracts for reserve insurance. The net loss ratio declined 2.1 points from the previous fiscal year to 58.2% due to a decline in additional claims paid.

In the auto insurance segment, net premiums written declined 0.7% from the previous fiscal year despite positive YoY growth in the number of vehicles. This was due to a decline in the unit price for insurance premiums. The net loss ratio declined 1.7 points compared with the previous fiscal year to 73.2%, assisted by a decline in accidents for large accounts and other factors.

In the compulsory automobile liability insurance segment, net premiums written declined 21.0% from the previous fiscal year under the impact of revised premium rates and other factors. The net loss ratio was 99.9%, marking a 20.4 point rise over the last fiscal year.

The other insurance segment consists of liability insurance, aviation insurance, workers’ compensation insurance, comprehensive insurance for movables, and transport insurance. Overall net premiums for these types of insurance declined 0.3% from the previous fiscal year. The net loss ratio was 60.6%, marking a 5.1 percentage point increase from last fiscal year.

Overview of asset investment

Total assets were 1.1 trillion yen and invested assets were 959.2 billion yen as of the end of the current fiscal year, declining by 9.4% and 14.6% YoY, respectively, due to the decline in the domestic stock market and other factors.

We have adopted a cautious stance in regard to asset investments and have maintained investments primarily in bonds by decreasing foreign bonds and increasing domestic bonds, increasing the percentage of exchange rate hedges, and making other investment decisions from the standpoint of asset soundness, liquidity, and income stability.

This resulted in a 4.6 billion yen decline in interest and dividends received from the previous fiscal year to 23.8 billion yen, due to such factors as declining interest from foreign bonds.

Income from invested assets also declined 16.0 billion yen from last fiscal year to 31.5 billion yen due to the decline in income from the sale of foreign bonds and other factors. Asset investment expenses rose 17.5 billion yen over the last fiscal year to 34.9 billion yen due to such factors and impairment losses on marketable securities.

Tasks facing the company

Amid the continuing severe economic conditions, further improvements to product quality in the many different sectors from insurance soliciting to the payment of claims are being required to the non-life insurance industry.

We established the new Customer First! Quality Standard for agencies to carry out the business quality reform, the most important issue facing the company. The Nissay Dowa General Insurance Group Code of Conduct was enacted on April 1 of this year as the standard of conduct and judgment for each individual employee, with the goal of realizing our corporate philosophy into practice. We will continue our efforts to further enhance our operating framework to conduct business from the customer’s viewpoint and will commit to the efforts of the entire company in improving customer satisfaction.

We are working with haste this fiscal year to realize the management integration and business alliance with Aioi Insurance Co., Ltd., Mitsui Sumitomo Insurance Group Holdings, Inc., and Mitsui Sumitomo Insurance Co., Ltd. to form a world class insurance and financial group directed at expanding business globally, achieving ongoing growth, and increasing corporate value. We will also make every effort to realize the merger with Aioi Insurance Co., Ltd. with the goal of pursuing corporate prosperity based on solid confidence from our clients.

We ask for continued support from our shareholders in doing so.

N.B.: The figures in this report (including all subsequent charts) have been shown and calculated as follows:

(1) The value of premiums written and others and the number of shares are rounded down to the nearest unit noted; the percentage change is calculated to two decimal points and rounded up or down to the nearest one decimal point.

(2) Net loss ratio = (net claims paid + loss adjustment expenses) ÷ net premiums written.

(3) Net expense ratio = (commissions and collection expenses + operating expenses and general and administrative expenses associated with underwriting) ÷ net premiums written.

2)  Trend in assets and income

				FY Mar. 2009
Category	FY Mar. 2006	FY Mar. 2007	FY Mar. 2008	(Current Period)
	(¥mn)

Net premiums written	321,786	326,341	318,249	310,918
Fire and allied	48,974	47,814	44,220	47,075
Marine	4,650	5,006	5,479	5,407
Personal accident	29,920	30,424	29,912	29,116
Voluntary automobile	159,518	160,991	159,920	158,832
Compulsory automobile liability insurance	40,317	39,243	38,597	30,507
Other	38,405	42,861	40,117	39,978
Interest and dividends received	22,221	24,717	28,577	23,897
Underwriting losses	12,942	9,438	13,184	8,758
Ordinary profit	11,770	9,647	12,486	(16,841)
Net income	7,333	6,259	6,450	(6,738)
Net loss ratio	59.7%	62.0%	66.4%	67.4%
Net expense ratio	32.5%	32.3%	33.5%	34.6%

Invested assets	1,276,484	1,288,032	1,123,448	959,296
Total assets	1,350,426	1,364,571	1,214,111	1,100,172

Net income per share(¥)	19.28	16.47	16.98	(17.74)

N.B.:

1.	Invested assets are the sum total of savings deposits, call loans, monetary claims bought, marketable securities, loans, land, and buildings.

2.	Net income per share is calculated according to the average number of outstanding shares during the period (380,316,000 shares for FY March 2006, 379,916,000 shares for FY March 2007, 379,867,000 shares for FY March 2008, and 379,694,000 shares for FY March 2009).

3)  Number of branches and agencies

	End of	End of
	Previous	Current	Change from the
Category	Period	Period	Previous Period
	(# of offices)

Headquarters	3	3	—
Branches	23	23	—
Directly managed branches	103	103	—
Offices	64	63	(1)
Overseas branches	—	—	—
Overseas residence offices	7	6	(1)

Total	200	198	(2)

Agencies	15,886	15,185	(701)
Overseas agencies	3	3

Total	15,889	15,188	(701)

N.B.:

Tokyo headquarters is a company branch from a legal standpoint, so it is included in the number of branches.

4)  Number of employees

As of the End of the
	End of	End of	Change from	Current Period
	Previous	Current	the Previous	Average	Ave. No. of	Ave. Monthly
Category	period	Period	Period	Age	Years Employed	Salary
	(# of employees)	(# of employees)	(# of employees)	(Years)	(Years)	(Yen)

Internal employees	4,183	4,385	202	40.5	10.0	394,000
Sales personnel	—	—	—	—

N.B.:

1.	Executive officers, employees on leave, and temporary personnel are not included as employees.

2.	The average monthly wage is the average monthly wage for March 2009 (including overtime payments). This does not include bonuses.

3.	The second decimal points of the average age and average number of years employed are rounded down and the first decimal point is displayed.

5)  Key borrowers

Not applicable.

6)  Procurement of funds

Not applicable.

7)  Capital investment

A.  Total capital investment

(Unit: ¥mn)

Total capital investment	4,608

B.  Construction of key facilities

Content	Value
(Unit: ¥mn)

(New construction, expansion & renovation)
Nihonbashi Bldg. (provisional name), new construction	2,550
Acquisition of systems-related equipment, etc.	542

N.B.:

The new construction on the Nihonbashi Building (provisional name) is scheduled for completion in June 2010 for a total projected investment of 6.193 billion yen.

8)  Matters relating to the key parent company and subsidiaries

A.  Matters relating to the parent company

Not applicable.

B.  Matters relating to subsidiaries

							% of Voting
							Rights in
							Subsidiaries
		Nature of	Date				Held by the
Company Name	Location	Primary Business	Established	Capital			Company	Other
				¥mn			%

Nissay Dowa General Insurance Claims Service Co., Ltd.	Bunkyo-ku, Tokyo	Loss adjustment for voluntary auto, etc. • investigation of cause	Dec. 15, 1978		30		100.0	—
NDI Insurance Service Co., Ltd.	Chiyoda-ku, Tokyo	Insurance solicitation	June 18, 1971		175		100.0	—
Phoenix Risk Research Institute, Ltd.	Chuo-ku, Tokyo	Risk consulting	April 1, 1998		10		90.0	—
Dowa Insurance Company (Europe) Ltd.	London, UK	Non-life insurance industry	Nov. 28, 1975		(£1,000	) 10,000 (¥1.4 billion)	99.5	—
NDI Agency Singapore Pte. Ltd.	Singapore	Insurance solicitation	Mar. 11, 1992	(SG$	1,000	) 100 (¥6 million)	100.0	—

N.B.:

1.	This table shows the key subsidiaries.

2.	The yen amounts shown inside the parentheses in the column of capital is the amount converted at the currency market rate as of the last day of the fiscal year for the company.

3.	NDI Agency Singapore Pte. Ltd. changed the primary business from administrative processing for insurance to insurance marketing on November 3, 2008 and the name of the firm was changed from Dowa Insurance Management Pvt. Ltd.

9)  Transfer of businesses

Not applicable.

10)  Other important matters concerning the current status of insurance companies

Not applicable.

2.  Matters Concerning Company Officers

1)  Company officers

Significant
Concurrent
Name	Position & Areas of Supervision	Appointments	Other
(As of March 31, 2009)

Shuichiro Sudo	Chairman & Director (Representative Director)
Ichiro Tateyama	President & Director (Representative Director)
Masahiro Yamada	Executive Vice President (Representative Director) Advisor to the President; in charge of the Planning Division, the Asset Management Division, the Operations Planning Division, and the International Division
Akinao Tokuda	Sr. Managing Executive Office (Representative Director) GM, Sales Promotion Division (oversees the Sales Promotion Division and the Sales Training & Development Division)
Takashi Matsukubo	Director & Sr. Managing Executive Officer
GM, Corporate Sales Promotion Division (oversees the Corporate Sales Promotion Div., the Marine Div., the Aviation & Aerospace Industry Div., and the Public Sector Div.)
Masanori Yoneda	Director & Managing Executive Officer
	In charge of the HQ Promotion Div., the Personnel Div., the Marketing Quality Assurance Div., the Product Headquarters Div., the Automotive Insurance Div., the Development Div. for new types of fire insurance, the Risk Management Administration Div., the Marine Div. (part of the operations), and the Aviation & Aerospace Industry Div. (part of the operations).	External Auditor, Tokyo Keiki, Inc.	N.B. 1
Hiroshi Sakamoto	Director & Managing Executive Officer
In charge of the Internal Audit Div., the Legal Compliance Div., the General Affairs Div., the Financial Corporation Planning Div., the Information Systems Div., the Administrative Headquarters Div., and the Marine Div. (part of the operations).
Toshihiko Tanaka	Director & Managing Executive Officer
GM, Accounting Division
In charge of the Integrated Risk Management Div., the Customer Service Div., the Non-life Service Div., and the Marine Div. (part of the operations).
Kazuyuki Fujimoto	Director & Executive Officer GM, Non-life Services Division
Mitsuhiro Umezu	External Director (External Officer)	Assoc. Professor, Faculty of Business & Commerce, Keio University

Significant
Concurrent
Name	Position & Areas of Supervision	Appointments	Other
(As of March 31, 2009)

Yasusuke Miyazaki	Standing Auditor (Full-time)		N.B. 2
Hirotaka Masamori	Standing Auditor
Hideo Yamada	External Auditor (External Officer)
Hiroyuki Tezuka	External Auditor (External Officer)	Attorney Showa Denko K.K. External Auditor
Takeshi Furuichi	External Auditor (External Officer)	Director & Sr. Executive Officer, Nippon Life Insurance Co.

N.B.:

1.	Director & Managing Executive Officer Masanori Yoneda was promoted to Director & Sr. Managing Executive Officer on April 1, 2009.

2.	Standing Auditor Yasusuke Miyazaki has experience in the company as General Manager of the Accounting Division and as General Manager of the Asset Management Division among other roles, and possesses considerable knowledge of finance and accounting.

3.	The company has introduced an executive officer system. The executive officers as of March 31, 2009 are as follows. Please note that Managing Executive Officer Shigeo Kotani was promoted to Sr. Executive Officer and Executive Officer Hiroshi Kinoshita to Managing Executive Officer on April 1, 2009. Kazuyoshi Ozeki (Executive Officer and GM of the Sales Promotion Div.) was also reelected as Executive Officer on April 1, 2009.

Significant
Concurrent
Name	Position & Areas of Supervision	Appointments	Other

Shuichiro Sudo	Chairman
Ichiro Tateyama	President
Masahiro Yamada	Executive Vice President Advisor to the President; in charge of the Planning Div., the Asset Management Div., the Sales Planning Div., and the International Div.
Akinao Tokuda	Senior Managing Executive Officer GM, Sales Promotion Division (oversees the Sales Promotion Division and the Sales Training & Development Division)
Takashi Matsukubo	Senior Managing Executive Officer
GM, Corporate Sales Promotion Division (oversees the Corporate Sales Promotion Div., the Marine Div., the Aviation & Aerospace Industry Div., and the Public Sector Div.)
Shigeo Kotani	Managing Executive Officer GM of the Kinki Sales HQ Div. and Deputy GM of the Sales Promotion HQ Div.

Significant
Concurrent
Name	Position & Areas of Supervision	Appointments	Other

Masanori Yoneda	Managing Executive Officer
	In charge of the HQ Promotion Div., the Personnel Div., the Marketing Quality Assurance Div., the Product Headquarters Div., the Automotive Insurance Div., the Development Div. for new types of fire insurance, the Risk Management Administration Div., the Marine Div. (part of the operations), and the Aviation & Aerospace Industry Div. (part of the operations).	External Auditor, Tokyo Keiki, Inc.
Hiroshi Sakamoto	Managing Executive Officer
In charge of the Internal Audit Div., the Legal Compliance Div., the General Affairs Div., the Financial Corporation Planning Div., the Information Systems Div., the Administrative Headquarters Div., and the Marine Div. (part of the operations).
Nobuharu Ogata	Managing Executive Officer Deputy GM of the Corporate Sales Promotion HQ Div.
Yoshihiro Omura	Managing Executive Officer Deputy GM of the Corporate Sales Promotion HQ Div. (in charge of business quality reform)	Auditor, Jalux, Inc.
Toshihiko Tanaka	Managing Executive Officer GM, Accounting Division In charge of the Integrated Risk Management Div., Customer Service Div., Non-life Service Div., and the Marine Div. (part of the operations).
Hiroshi Kinoshita	Executive Officer Deputy GM of the Sales Promotion HQ Div. (in charge of business quality reform)
Toshikazu Shiratsuki	Executive Officer GM, Chubu Sales HQ Div.; Deputy GM of the Sales Promotion HQ Div.; and Deputy GM of the Corporate Sales Promotion HQ Div.
Minoru Morimoto	Executive Officer GM of the Metropolitan Sales HQ Div. and Deputy GM of the Sales Promotion HQ Div.
Kazuo Shimozaki	Executive Officer General Branch Manager for Yokohama
Shigeyuki Inoue	Executive Officer GM, Planning Div.
Masanori Muto	Executive Officer GM, Internal Audit Div.
Daisuke Arimoto	Executive Officer Kyushu General Branch Manager
Kazuyuki Fujimoto	Executive Officer GM, Non-life Services Div.
Koji Yamazaki	Executive Officer Tokyo General Branch Manager

Significant
Concurrent
Name	Position & Areas of Supervision	Appointments	Other

Nampei Yanagawa	Executive Officer Deputy GM of the Sales Promotion HQ Div. and GM of the Sales Training & Development Div.
Kenzo Tsurumi	Executive Officer GM, Integrated Risk Management Div.

2)  Corporate officer compensation

Category	No. of Officers Compensated	Compensation
		(Unit: ¥mn)

Directors	12 officers	401
Auditors	6 officers	82
Total	18 officers	483

N.B.:

1.	There were ten directors (including one external director) and five auditors (including three external auditors) at the close of the current fiscal year. This differs from the number of officers compensated in the table above because the table includes two directors and one auditor (external auditor) who resigned at the time of the 65th regular general shareholders’ meeting held on June 26, 2008.

2.	Directors who served concurrently as employees received an additional 24 million yen in addition to the director compensation noted above.

3.	The limits on compensation stipulated at the general shareholders’ meeting are as follows (resolution passed at the 64th regular general shareholders’ meeting held on June 27, 2007):

Directors:	At or below 600 million yen/year (external directors, at or below 60 million yen/year.)

Auditors:	At or below 120 million yen/year.

3.  Matters Concerning External Officers

1)  External officers holding concurrent positions & other circumstances

Name		Concurrent Positions & Other Circumstances

External Director	Mitsuhiro Umezu	—
External Auditor	Hideo Yamada	—
External Auditor	Hiroyuki Tezuka	External Auditor, Showa Denko K.K.
External Auditor	Takeshi Furuichi	Director & Sr. Managing Executive Officer, Nippon Life Insurance Co.

N.B.:

The company is an affiliate of Nippon Life Insurance Co. The company and Nippon Life Insurance Co. have a mutual operating alliance for the mutual performance of administrative work and handling of agency services for the conclusion of insurance contracts and other matters.

2)  Primary activities of external officers

		Length of	Attendance at Board of
Name		Time in Office	Directors Meetings	Statements Made at Board of Directors Meetings and Other Activities

External Director	Mitsuhiro Umezu	1 yr. 9 mths	Attended 12 out of 13 Board of Directors Meetings	Draws on his experience & judgment as an expert in corporate ethics to provide opinions and make statements at Board of Directors meetings and others as appropriate.
External Auditor	Hideo Yamada	8 yrs. 9 mths.	Attended 12 out of 13 Board of Directors Meetings Attended 12 out of 12 Board of Auditors Meetings	Draws on his experience and judgment as the former Director of the National Police Agency to provide opinions and make statements at Board of Directors and Auditors Meetings and others as appropriate.
External Auditor	Hiroyuki Tezuka	1 yr. 9 mths	Attended 11 out of 13 Board of Directors Meetings Attended 9 out of 12 Board of Auditors Meetings	Draws on his experience and judgment as an attorney who is well-versed in corporate legal affairs to provide opinions and make statements at Board of Directors and Auditors meetings and others as appropriate.
External Auditor	Takeshi Furuichi	9 months	Attended 9 out of 11 Board of Directors Meetings Attended 10 out of 10 Board of Auditors Meetings	Draws on his experience and judgment as a director concurrently conducting business in another financial institution to provide opinions and make statements at Board of Directors and Auditors meetings and others as appropriate.

N.B.:

External auditor Takeshi Furuichi was newly appointed as external auditor at the 65th regular general shareholders’ meeting held on June 26, 2008. Eleven Board of Directors meetings and ten Board of Auditors meetings have been held since his appointment.

3)  Limited liability agreements

Summary of Content of the
Name		Limited Liability Agreements

External Director	Mitsuhiro Umezu	An agreement limiting liability for losses and damages under Article 423, Paragraph 1 of the Companies Act has been concluded between the company and the individuals listed to the left as stipulated in Article 427, Paragraph 1. The limit on liability for damages based on this contract is the minimum limit stipulated in Article 427, Paragraph 1 of the Companies Act.
External Auditor	Hideo Yamada
External Auditor	Hiroyuki Tezuka
External Auditor	Takeshi Furuichi

4)  External officer compensation

		Compensation from the	Compensation from the Parent
	No. of Officers Compensated	Insurance Company	Insurance Company
			(Unit: ¥mn)

Total compensation	5 officers	23	—

N.B.:

There were four external officers at the close of the current fiscal year (of these, one was an external director and three were external auditors). This differs from the number of officers listed above because the table above includes one external auditor who resigned as of the close of the 65th regular general shareholders meeting held on June 26, 2008.

5)  Opinions of external officers

Not applicable.

4.  Matters Pertaining to Shares

1)  No. of shares

Total no. of shares available for issue:	700,000 thousand shares
Total no. of shares outstanding:	390,055 thousand shares

2)  No. of shareholders at current fiscal year end: 9,849 shareholders

3)  Major shareholders

	Investment in the Company
Name of Shareholders	No. of Shares Held	Percentage Held
	(Thousands of shares)	(%)

Nippon Life Insurance Company	138,015	35.4
State Street Trust & Banking Co., Ltd.	22,464	5.8
Japan Trustee Services Bank, Ltd. (Trust account)	13,232	3.4
The Master Trust Bank of Japan, Ltd. (Trust account)	12,197	3.1
Japan Trustee Services Bank, Ltd. (Trust Account 4G)	11,673	3.0
Kubota Corporation	8,336	2.1
Danske Bank Clients Holdings	8,197	2.1
The Hachijuni Bank, Ltd.	6,267	1.6
Shin-Etsu Chemical Co., Ltd.	5,904	1.5
Sumitomo Mitsui Banking Corporation	5,853	1.5

N.B.:

The company holds 10,495 thousand treasury shares, but these have been excluded from the table above.

5.  Matters Concerning New Share Reservation Rights

Not applicable.

6.  Matters Concerning Accounts Auditors

1)  Accounts auditors

Compensation for the
Name & Title		Current Fiscal Year	Other
(Unit: ¥mn)

Auditor	Tohmatsu	82	The company has concluded a service contract to build internal controls pertaining to financial reporting. These constitute services outside of services noted in Article 2, Paragraph 1 of the Certified Public Accountants Law.
Designated employee	Shigeru Miyazaki
Designated employee	Makoto Sato
Designated employee	Junji Suzuki

N.B.:

The audit contract between the company and the Accounts Auditors does not clearly distinguish the amount of audit compensation to be paid for audits based on the Financial Instruments and Exchange Law and audits based on the Companies Act. An effective distinction cannot be made, so the amount of compensation at current fiscal year end notes the total amount. The total amount the company is obligated to pay the accounts auditors plus income on other financial assets is 94 million yen.

2)  Limited liability agreements

Not applicable.

3)  Other matters concerning accounts auditors

A.  The policies on the decision to dismiss or not to reappoint auditors are as follows:

•	Should it be deemed that each of the provisions stipulated in Article 340, Paragraph 1 of the Companies Act applies to an accounts auditor, the Board of Auditors will dismiss the accounts auditor through unanimous consent of the Board of Auditors.

•	Should circumstances arise under which it is deemed difficult for an accounts auditor to properly perform his or her duties, the Board of Auditors will request that the Board of Directors make the dismissal or decision not to reappoint the accounts auditor an objective of the general shareholders meeting.

•	Should circumstances arise in which it is deemed difficult for an accounts auditor to properly perform his or her duties, the Board of Directors will make the dismissal or decision not to reappoint the account auditor an objective of the general shareholders meetings after obtaining consent from or at the request of the Board of Auditors.

B.	When a certified public accounting firm or accounting corporation other than the accounts auditor (including those who possess equivalent qualifications to these overseas) audits documents related to financial statements (including documents equivalent to these) for key subsidiaries, etc. of the insurance company (based on the Companies Act or Financial Instruments and Exchange Law, or foreign laws equivalent to these laws).

Not applicable.

7.  Basic policy on those who make policy decisions on financial affairs and business

Not applicable.

8.  Framework to ensure the proper conduct of business

The company sets the fundamental policy on internal controls based on the Companies Act and on the Ordinance for Enforcement of the Companies Act. The content of the policy is as follows:

The goal of the company is to realize the happiness of our six stakeholders — our clients, shareholders, agencies, employees, society, and the world — under the rallying cry of Nissay Dowa’s manifesto for the future: “Take up the challenge of attaining happiness.”

We will maintain a structure that ensures the practice of legitimate and appropriate businesses, gains the trust of the society, and realizes the happiness for the six in our corporate principle.

1)  A framework for ensuring that the performance of duties by directors and employees complies with laws, regulations, and the Articles of Incorporation.

(1) Establish the Rules on Compliance and set forth the basic principles of compliance and concrete guidelines on conduct to ensure that all officers and employees consistently keep compliance in mind.

(2) Establish a committee to plan and draft company-wide policies on compliance and the appropriateness of duties, and have the committee report the results of their investigation and deliberation to the Board of Directors on a regular basis.

(3) Establish a division to oversee compliance in order to establish cross-sectional control over compliance initiatives throughout the company. Work together with an internal audit division that is independent from the divisions being audited to conduct a thorough audit of efforts on compliance.

(4) Stipulate rules on reporting in instances for which uncertainty arises over the violation of law and regulations or internal company rules by an officer or employee, and simultaneously establish an internal system of reporting that is outside of the normal channels for reporting, and through which reports can be made either to the division overseeing compliance and to an external legal firm. The internal reporting system will also be shared with our subsidiaries and affiliates (hereinafter, “group companies”).

(5) Adopt a systematic, resolute stance toward antisocial forces that threaten the order and safety of a civil society by allying with attorneys, police, and other entities.

2)  Framework for retaining and administrating information pertaining to the performance of duties by directors

(1) The representative directors will record information on the performance of duties in writing and retain it based on the Rules on Management of Written Documents (including records on electromagnetic media).

(2) Directors and auditors may peruse these documents based on the Rules on Management of Written Documents.

3)  Rules on managing loss risk and other framework

(1) Establish rules for monitoring risk company-wide and set forth basic policies and other guidance on risks that would have a serious impact on management.

(2) Establish a committee to ensure effective risk management and discuss important matters related to risk management and the integrated management of various risks.

(3) The Board of Directors will establish the management and operating policies for various types of risk based on the deliberations of the committee mentioned above.

(4) Establish rules on crisis management for risks such as large-scale natural disasters that will seriously impact the continuance of business and build the framework for managing, both in times of peace and times of emergency.

4)  Framework to ensure that directors can perform duties efficiently.

(1) Work to separate the functions of performing duties, deciding on important matters, and monitoring and overseeing, and clarify the responsibilities of directors through the executive officer system.

(2) Establish a Management Council to deliberate on cases related to the performance of duties that require examination from a variety of perspectives.

(3) Establish Rules of the Board of Directors, Rules on the Management Council, Rules on Responsibilities and Authorities, and other rules to clarify the division of duties for directors and executive officers and the standards for making decisions. Grant practical authority to the various divisions to ensure that directors are able to execute their duties efficiently.

(4) Hold regular Board of Directors meetings once a month, as a general rule, to verify the effectiveness of the directors in performing their duties.

5)  Framework to ensure that financial reporting is proper and reliable

The representative directors will establish a framework to ensure proper and reliable financial reporting and appropriate disclosure of information stipulated in other laws and regulations.

6)  Framework to ensure proper operations in the corporate group

(1) The system for management of compliance and risk will encompass the various group companies and will ensure proper operations with the company as a part of the corporate group.

(2) Rules on monitoring the various group companies will be established and the management structure will be made clear.

(3) The effectiveness and appropriateness of internal controls and risk management will be evaluated and verified for each company in the group and guidance on improvements will be provided.

7)  Matters concerning employees requested to assist the auditor(s) with their duties

The representative director will assign the appropriate personnel (hereinafter, “administrative office of the Board of Auditors”) to assist with the auditor’s duties when requested to do so by the auditor.

8)  Matters concerning the independence of the administrative office of the Board of Auditors from the directors

(1) The administrative office of the Board of Auditors will realize appropriate performance of duties by the auditors based on instructions and directions from the Board of Auditors.

(2) The auditors and the directors will discuss personnel evaluations, personnel transfers, and other personnel-related matters involving the administrative office of the Board of Auditors.

9)  Framework for directors and employees to report to the auditors and framework for other reporting to the auditors

(1) When requested by the auditors to report on matters related to the execution of duties, directors and employees shall do so promptly.

(2) Directors shall report to the Board of Auditors immediately when there is any fact which is deemed likely to have a serious adverse impact on the company.

(3) A framework will be established for reporting to the auditors on matters pertaining to the internal reporting system that need to be reported or discussed and on the operation of the system as needed.

(4) The auditors may attend the Management Council and other important meetings in order to obtain significant information that is accurate and timely, in addition to that noted above.

10)  Other framework for ensuring effective audits by the auditors

(1) The representative directors and auditors will meet regularly to communicate their intent to each other.

(2) The representative directors will establish an environment to facilitate alliances with attorneys, certified public accounting firms, and external experts when deemed necessary by the auditor.

(3) The representative directors will establish an environment conducive to regular meetings with the auditors, internal audit division, and accounts auditors.

9.	Matters Concerning Active Involvement in Accounting

Not applicable.

10.	Other

Not applicable.

Balance Sheet

As of March 31, 2009

Item	Amount
(Millions of yen)

Assets
Cash deposits and savings	32,803
Cash deposits	83
Savings	32,720
Call loans	24,300
Securities	810,817
Government bonds	99,768
Municipal bonds	11,653
Corporate bonds	234,225
Stocks	270,479
Foreign securities	180,283
Other securities	14,405
Loans	40,785
Policy-conditional loans	2,118
General loans	38,667
Tangible fixed assets	56,778
Land	24,713
Buildings	25,960
Construction in progress	2,688
Other tangible fixed assets	3,416
Intangible fixed assets	236
Other assets	78,144
Accrued premiums	113
Agency accounts receivable	15,272
Foreign agency accounts receivable	2
Coinsurers accounts receivable	2,936
Reinsurers accounts receivable	11,504
Foreign reinsurers accounts receivable	5,819
Proxy service accounts receivable	0
Accounts Receivables	6,678
Accrued income	3,871
Deposits	3,838
Earthquake insurance deposits	19,143
Suspense payments	8,301
Futures trading margins	176
Derivatives	240
Other assets	243
Deferred tax assets	57,153
Bad debts reserve	(844)
Reserve for losses on investments	(2)

Total Assets	1,100,172

Balance Sheet — (Continued)

Item	Amount
(Millions of yen)

Liabilities
Underwriting funds	884,604
Outstanding claims	125,808
Underwriting reserves	758,795
Other liabilities	29,678
Coinsurers accounts payable	546
Reinsurers accounts payable	8,333
Foreign reinsurers accounts payable	2,259
Borrowings	6
Income taxes payable	780
Deposits received	698
Unearned income	4
Accounts payable	5,803
Suspense receipts	5,167
Derivatives	6,079
Other liabilities	0
Reserve for pension and retirement benefits	337
Accrued bonuses for employee	580
Reserve under the special law	607
Reserve for price fluctuation	607
Total liabilities	915,808

Net assets
Common stock	47,328
Capital surplus	40,307
Legal capital surplus	40,303
Other capital surplus	3
Retained earnings	73,781
Legal retained earnings	7,492
Other retained earnings	66,288
(Reserve for fixed asset depreciation)	1,116
(General reserves)	68,000
(Retained earnings brought forward)	(2,827)
Treasury stock	(4,938)
Total shareholders’ equity	156,479
Unrealized gain on investments, net of tax	27,885
Total valuation and translation adjustments	27,885
Total net assets	184,364

Total liabilities and net assets	1,100,172

(Notes)

1. The standards and methods of valuation of securities are as follows:

1) Valuation of bonds to be held until maturity is done by the amortized cost method.

2) Valuation of subsidiary and affiliate stocks is done by the cost method based on the moving average method.

3) Valuation of securities available for sale having market value is done by the market value method on the basis of the market price at the balance sheet date.

Note that unrealized gains and losses are reported directly in net assets, and calculation of sales cost is based on the moving average method.

4) Valuation of securities available for sale not having market value is done by the cost method based on the moving average method or by the amortized cost method.

2. Valuation of derivative transactions is done by the market value method.

3. Depreciation of tangible fixed assets is done by the declining-balance method, except for buildings (excluding their accessory facilities) acquired after April 1, 1998, depreciation of which is computed using the straight-line method.

4. Translation of foreign-denominated assets and liabilities into Japanese Yen is done in conformity with the accounting standard for foreign currency transactions.

5. The bad debts reserve is calculated based on our standard for self-assessment of assets and standard for write-off and provision as follows.

For loans to the debtors who are legally or formally in bankruptcy or reorganization or whose notes are under suspension at clearinghouses and loans to the debtors who are substantially deemed to be experiencing financial difficulties, the reserve is provided for based on the amount remaining after deducting the resale value of any collateral and amounts collectible from guarantees.

For loans to the debtors for which there is a probability of financial difficulties in the future, the reserve is provided for based on the amount remaining after deducting the resale value of any collateral and amounts collectible from guarantees taking into account the debtor’s ability to repay the entire outstanding obligation.

For loans other than those mentioned above, the reserve is provided for by multiplying the actual bad debt ratios computed on the basis of the actual bad debt amounts and other factors during certain past periods against outstanding balances.

All claims are subject to periodic self-assessments performed by the departments that manage their respective portfolios of assets. In addition, an internal audit department, independent of each department conducting a self-assessment, will review the results of those self-assessments to determine the reserves noted above.

6. The reserve for losses on investment is calculated based on our standard for self-assessment of assets and the standard for write-off and provision. For securities issued by parties deemed to have significant likelihood of having financial difficulties in the future, an estimated loss amount is recorded at the end of the fiscal year to prepare for the possibility of losses occurring in the future.

7. The reserve for pension and retirement benefits is recorded on the basis of the amount of retirement benefit liabilities and the estimated amount of pension assets at the end of the fiscal year.

Actuarial differences are accounted for as an expense starting from the following year of their occurrence, based on the straight-line method over a set number of years within the average remaining length of service of employees at the time they occur.

8. The accrued bonuses for employee is recorded on the basis of estimated salaries.

9. The reserve for price fluctuation is provided to prepare for losses due to fluctuations in stock prices and is recorded under the provisions of Article 115 of the Insurance Business Law.

10. For finance lease transactions not involving a transfer of ownership, the transactions whose commencement dates belong to fiscal years beginning prior to April 1, 2008 are accounted for in accordance with the methods that pertain to normal operating lease transactions.

Note that finance lease transactions not involving the transfer of ownership have previously been accounted for in conformity with the method used for operating lease transactions; however subject to the requirement to apply the Accounting Standards for Lease Transactions (ASBJ (Accounting Standards Board of Japan) Statement No. 13 of June 17, 1993, Business Accounting Deliberation Council First Subcommittee, revised March 30, 2007) and the Guidance on Accounting Standards for Lease Transactions (ASBJ Guidance No. 16 of January 18, 1994, Japan Institute of Certified Public Accountants, Accounting System Committee, revised March 30, 2007) for fiscal years beginning on or after April 1, 2008, the company shall account for the finance lease transactions pursuant to these accounting standards instead of the previous practice beginning with the current fiscal year. This will have no effect on the financial statements.

11. The method of hedge accounting is as follows.

The appropriation method is applied for foreign currency forward contracts used to hedge foreign exchange risk related to certain foreign denominated deposits. The fair value hedge accounting is applied for foreign currency forward contracts used to hedge foreign exchange risk related to securities available for sale. The net amount of gains and losses resulting from rate fluctuations in the foreign denominated bonds being hedged as well as gains and losses from the foreign currency forward contracts used as hedging instruments are recorded as derivative expenses. Note that, given the correlation of important terms of the hedging instruments and the hedged items, these hedges are highly effective, and an assessment of that effectiveness has been omitted here.

12. Accounting treatment of consumption taxes is by the tax excluded method.

However, loss adjustment expenses and operating expenses and general and administrative expenses are accounted for by the tax included method. Note that non-deductible consumption tax related to assets is recorded as a suspense payment and is amortized equally across five years.

13. (1) None of the loans qualifies as the loan to bankrupt borrowers.

Note that, the loan to bankrupt borrowers is the loan to the borrowers who meet the conditions set out in Article 96, Section 1, Paragraph 3 a) through e) (Limits on Provisions to Uncollectible Amounts) or Paragraph 4 of the same section of the Corporation Tax Act enforcement orders (Cabinet Order No. 97, 1965), among the loans on which no accrued interest is recorded as the collection or repayment of principal or interest is unlikely because delays in the payment of principal and interest are ongoing for a reasonable period or for some other reasons (These exclude the written-off portion of such loans. Hereinafter refer to them as “loans with unrecorded accrued interest amounts.”).

(2) The value of delinquent loans among the loans is 286 million yen.

Note that the delinquent loan is the loan with unrecorded accrued interest amounts and is the loan aside from the loan to bankrupt borrowers and those loans for which a moratorium on the payment of interest is granted for the purpose of the management reconstruction and support of the debtor.

(3) None of the loans qualifies as the loan delinquent longer than 3 months.

Note that the loan delinquent longer than 3 months is the loan for which payments of principal and interest have been extended beyond three months past the day after the agreed payment date and do not come under the loan to bankrupt borrowers or delinquent loan.

(4) None of the loans qualifies as the restructured loan.

Note that the restructured loan is the loan, for the purpose of the management reconstruction and support of the debtor, by which an interest-rate reduction, interest moratorium, principal repayment extension, debt foregiveness, or some other modifications to loan terms that are beneficial to the debtor are provided and does not qualify as the loan to bankrupt borrowers, delinquent loan, or loan delinquent for longer than 3 months.

(5) The total value of the loan to bankrupt borrowers, delinquent loan, loan delinquent for longer than 3 months, and restructured loan is 286 million yen.

14. Accumulated depreciation of tangible fixed assets is 59,152 million yen, and the advanced depreciation value is 5,229 million yen.

15. The total amount of monetary claims to affiliates is 1,634 million yen, and the total value of monetary claims is 2,197 million yen.

16. Total deferred tax assets are 72,988 million yen, and total deferred tax liabilities are 15,835 million yen.

In addition, the amount deducted from total deferred tax assets as a valuation reserve is 2,295 million yen.

A breakdown by primary factor in the generation of deferred tax assets includes 46,310 million yen in underwriting reserves, 11,194 million yen in losses on devaluation of securities, 3,867 million yen on losses brought forward, and 3,557 million yen in excess depreciation.

A breakdown by primary factor in the generation of deferred tax liabilities includes a 15,203 million yen in unrealized gain on investments, net of tax.

17. The value of shares in affiliated companies is 2,775 million yen.

18. Assets pledged as collateral are 5,300 million yen in securities. Secured indebtedness amounts to 6 million yen in borrowings.

19. The breakdown of outstanding claims is as follows:

Outstanding claims (before the deduction assigned to reinsurance, except for the insurance listed in(b))	130,295 million yen
Assigned to reinsurance pertaining to the above	14,410 million yen

Balance(a)	115,885 million yen
Pertaining to earthquake insurance and compulsory automobile liability insurance(b)	9,922 million yen

Total (a & b)	125,808 million yen

20. The breakdown of underwriting reserves is as follows:

Ordinary underwriting reserves (before the deduction assigned to reinsurance)	278,536 million yen
Assigned to reinsurance pertaining to the above	21,500 million yen

Balance(a)	257,035 million yen
Refundable deposit (before the deduction assigned to reinsurance)	287,646 million yen
Assigned to reinsurance pertaining to the above	0 million yen

Balance(b)	287,645 million yen
Other underwriting reserves(c)	214,115 million yen

Total (a + b + c)	758,795 million yen

21. The amount of net assets per share is 485.73 yen.

The total amount of net assets constituting the calculation basis is 184,364 million yen, while the amount of net assets in common stocks at the end of the period is 184,364 million yen and the quantity of common stocks used in the calculation of net assets per share at the end of the period is 379.56 million shares. There is also no sum to be deducted from the total amount of net assets.

22. An item of importance among intangible fixed assets is telephone subscriber rights.

23. Particulars for retirement benefits are as follows:

(1) Projected benefit obligation and the breakdown.

Projected benefit obligation	(52,147 million yen	)
Plan assets	45,883 million yen
(including retirement benefit trust)	13,902 million yen

Unreserved retirement benefit obligation	(6,264 million yen	)
Unrecognized actuarial losses	5,926 million yen

Reserve for pension and retirement benefits	(337 million yen	)

(2) Calculation basis for above

Allocation method for anticipated retirement benefits amounts	Straight-line method
Discount rate	2.0%
Expected operating rate of return
Defined-benefit corporate pension (contractual)	1.5%
Retirement benefit trust	0.0%
Processing years for actual losses	11 years

24. The definition of subsidiaries and affiliated companies is based on Article 2(3) of the Order for the Enforcement of Insurance Business Law.

25. Amounts are displayed by rounding down to less than the stated units.

Profit and Loss Statement

For the Fiscal Year Ended March 31, 2009

Item	Amount
(Millions of yen)

Ordinary Income	383,649
Underwriting income	351,256
Net premiums written	310,918
Deposit premiums from policyholders	15,229
Investment income on deposit premiums from policyholders	8,340
Reversal of underwriting reserves	16,767
Investment income	31,586
Interest and dividends received	23,897
Gains on sales of securities	16,014
Gains on redemption of securities	9
Other investment income	4
Transfer of investment income on deposit premiums from policyholders	(8,340)
Other ordinary income	807

Ordinary expenses	400,491
Underwriting expenses	306,025
Net claims paid	191,808
Loss adjustment expenses	17,623
Commission and collection expenses	53,311
Maturity refunds to policyholders	40,743
Policyholder dividend	1
Provision for outstanding claims	1,877
Foreign currency exchange loss	555
Other underwriting expenses	104
Investment expenses	34,997
Losses on sale of securities	10,254
Losses on devaluation of securities	19,017
Losses on redemption of securities	1,522
Net derivative financial instruments losses	3,144
Foreign currency exchange losses	645
Other investment expenses	413
Operating expenses and general and administrative expenses	58,410
Other ordinary expenses	1,057
Interest paid	0
Provision for bad debts reserves	21
Loss on Bad debts	0
Other ordinary expenses	1,035

Ordinary losses	16,841

Extraordinary income	6,677
Gains on disposal of fixed assets	234
Reversal of reserve under special law	6,443
Reversal of price fluctuation reserve	6,443

Extraordinary losses	556
Loss on disposal of fixed assets	544
Impairment losses on fixed asset	12

Income before income taxes	10,720
Income taxes-current	51
Income taxes,-deferred	(4,034)
Total income taxes	(3,982)
Net losses	6,738

Note:

1. Total income from transactions with affiliates is 965 million yen, and total costs are 29,319 million yen

2. (1) The breakdown of net premiums written is as follows:

Premium income	380,309 million yen
Reinsurance premium paid	69,390 million yen

Balance	310,918 million yen

(2) The breakdown of net claims paid is as follows:

Claims paid	240,443 million yen
Reinsurance recovery	48,635 million yen

Balance	191,808 million yen

(3) The breakdown of commission and collection expenses is as follows:

Various fees and collection costs paid	61,686 million yen
Reinsurance commission received	8,374 million yen

Balance	53,311 million yen

(4) The breakdown of provision for outstanding claims is as follows:

Provision for outstanding claims (before the deduction assigned to reinsurance, except for insurance listed in(b))	3,556 million yen
Assigned to reinsurance pertaining to the above	1,461 million yen

Balance(a)	2,094 million yen
Pertaining to earthquake insurance or compulsory automobile liability insurance(b)	(217 million yen	)

Total (a + b)	1,877 million yen

(5) The breakdown of provision for underwriting reserve is as follows:

Provision for ordinary underwriting reserve (before the deduction assigned to reinsurance)	8,326 million yen
Assigned to reinsurance pertaining to the above	4,070 million yen

Balance(a)	4,255 million yen
Provision for refundable deposit (before the deduction assigned to reinsurance)	(19,274 million yen	)
Assigned to reinsurance pertaining to the above	(3 million yen	)

Balance(b)	(19,271 million yen	)
Provision for other underwriting reserve(c)	(1,751 million yen	)

Total (a + b + c)	(16,767 million yen	)

(6) The breakdown of interest and dividends received is as follows:

Saving deposit interest	737 million yen
Call loan interest	10 million yen
Interest on monetary claims bought	1 million yen
Interest/dividends on securities	21,278 million yen
Interest on loans	813 million yen
Rent of real estate	848 million yen
Other interest/dividends	208 million yen

Total	23,897 million yen

3. Gain or loss from devaluation in net derivative financial instruments losses is a gain of 1,853 million yen.

4. Net loss per share for the period is 17.74 yen.

The net loss for the period, which is the basis for calculation, is 6,738 million yen, common stock-related net losses for the period are 6,738 million yen, and the average number of shares outstanding is 379,694,000 shares. Note that there are no amounts that are not attributable to common stock.

5. The net amount of gain or loss from exchange fluctuations in foreign-currency bonds that are hedged with a fair value hedge and the gain or loss from forward exchange transactions that were hedging instruments is recorded in losses on net derivative financial instruments losses.

Note that the amount of loss from exchange fluctuations in hedgeable foreign-currency bonds prior to the above-mentioned offset is 8,048 million yen, and the amount of gain from forward exchange transactions that were hedging instruments is 5,143 million yen.

6. Retirement benefit expenses recorded as loss adjustment expenses and operating expenses and general and administrative expenses are 2,367 million yen, and a breakdown is as follows:

Service expenses	1,965 million yen
Interest expenses	1,026 million yen
Expected return	(476 million yen	)
Expenses treatment of actuarial losses	(148 million yen	)

Total	2,367 million yen

7. Impairment loss on fixed asset related particulars are as follows:

(1) Asset grouping method

Properties provided for the use of insurance businesses are considered as one asset group in insurances businesses as a whole. In the case of rental and dormant properties, individual properties are regarded as a single asset group.

(2) Sequence of events leading to the recognition of impairment losses

For rental assets and dormant assets whose market value falls dramatically, the company writes down the book value to a recoverable value and record the decrease as an impairment loss in extraordinary losses.

(3) Asset groups that recognize impairment losses and a breakdown of the recorded impairment loss values for each category of fixed assets

			Impairment losses
Application	Location	Category	Land	Buildings	Total
			Millions of yen

Dormant Assets	Kushiro City, Hokkaido	Land and buildings	8	3	12
Total			8	3	12

(4) Method of calculating recoverable value

The company applies the net selling value for calculations of recoverable value in the subject assets. Note that the company is using an appraised value based on real estate appraisal standards for the net selling value.

8. Amounts are displayed by rounding down to less than the stated units

Statement of Changes in Shareholders’ Equity

For the Fiscal Year Ended March 31, 2009

Item	Amount
(Millions of yen)

Shareholders’ equity
Common stock
Balance as of March 31, 2008	47,328
Change during the year
Total change during the year	—
Balance as of March 31, 2009	47,328
Capital surplus
Legal capital surplus
Balance as of March 31, 2008	40,303
Change during the year
Total change during the year	—
Balance as of March 31, 2009	40,303
Other capital surplus
Balance as of March 31, 2008	—
Change during the year
Disposal of treasury stock	3
Total change during the year	3
Balance as of March 31, 2009	3
Total capital surplus
Balance as of March 31, 2008	40,303
Change during the year
Disposal of treasury stock	3
Total change during the year	3
Balance as of March 31, 2009	40,307
Retained earnings
Legal retained earnings
Balance as of March 31, 2008	7,492
Change during the year
Total change during the year	—
Balance as of March 31, 2009	7,492
Other retained earnings
Reserve for fixed-asset depreciation
Balance as of March 31, 2008	1,138
Change during the year
Reversal of reserve for fixed-asset depreciation	(22)
Total change during the year	(22)
Balance as of March 31, 2009	1,116
General reserve
Balance as of March 31, 2008	68,000

Statement of Changes in Shareholders’ Equity — (Continued)

Item	Amount
(Millions of yen)

Change during the year
Total change during the year	—
Balance as of March 31, 2009	68,000
Retained earnings brought forward
Balance as of March 31, 2008	6,926
Change during the year
Reversal of reserve for fixed-asset depreciation	22
Dividend of retained earnings	(3,038)
Net losses during the year	(6,738)
Total change during the year	(9,754)
Balance as of March 31, 2009	(2,827)
Total retained earnings
Balance as of March 31, 2008	83,558
Change during the year
Dividend of retained earnings	(3,038)
Net losses during the year	(6,738)
Total change during the year	(9,776)
Balance as of March 31, 2009	73,781
Treasury stock
Balance as of March 31, 2008	(4,771)
Change during the year
Purchase of treasury stock	(206)
Disposal of treasury stock	39
Total change during the year	(167)
Balance as of March 31, 2009	(4,938)
Total shareholders’ equity
Balance as of March 31, 2008	166,419
Change during the year
Dividend of retained earnings	(3,038)
Net losses during the year	(6,738)
Purchase of treasury stock	(206)
Disposal of treasury stock	42
Total change during the year	(9,940)
Balance as of March 31, 2009	156,479
Valuation and translation adjustments
Unrealized gains on investment, net of tax
Balance as of March 31, 2008	106,888

Statement of Changes in Shareholders’ Equity — (Continued)

Item	Amount
(Millions of yen)

Change during the year
Change in items other than shareholders’ equity (net amount) during the year	(79,003)
Total change during the year	(79,003)
Balance as of March 31, 2009	27,885
Total valuation and translation adjustments
Balance as of March 31, 2008	106,888
Change during the year
Change in items other than shareholders’ equity (net amount) during the year	(79,003)
Total change during the year	(79,003)
Balance as of March 31, 2009	27,885
Total net assets
Balance as of March 31, 2008	273,308
Change during the year
Dividend of retained earnings	(3,038)
Net losses during the year	(6,738)
Purchase of treasury stock	(206)
Disposal of treasury stock	42
Change in items other than shareholders’ equity (net amount) during the year	(79,003)
Total change during the year	(88,943)
Balance as of March 31, 2009	184,364

(Note)

1. Class and total quantity of shares outstanding, and class and total quantity of treasury stock

	Number of Shares as	Number of Shares	Number of Shares
	of March 31, 2008	Increased in this	Decreased in this	Number of Shares as of
	(1000s)	Business Year (1000s)	Business Year (1000s)	March 31, 2009 (1000s)

Outstanding shares
Common stock	390,055	—	—	390,055
Total	390,055	—	—	390,055
Treasury stock
Common stock	10,205	373	82	10,495
Total	10,205	373	82	10,495

Note:

1. The increase of 373,000 common shares of treasury stock was due to the repurchase of fractional shares.

2. The decrease of 82,000 common shares of treasury stock was due to the sale of fractional shares.

2. Dividends

(1) Amount of dividends paid

		Total Dividend	Amount of		Effective
(Resolution)	Type of Shares	Amount	Dividend per Share	Record Date	Date

June 26, 2008 annual meeting of shareholders	Common stock	3,038 million yen	8 yen	March 31, 2008	June 27, 2008

(2) Of dividends for which the record date falls in the current business year but the effective date falls in the following business year, a resolution is planned as follows:

Amount of
		Total Dividend	Source of	Dividend per	Record	Effective
(Resolution)	Type of Shares	Amount	Dividend	Share	Date	Date

June 25, 2009 annual meeting of shareholders	Common stock	3,036 million yen	Retained Earnings	8 yen	March 31, 2009	June 26, 2009

3. Amounts are displayed by rounding down to less than the stated units.

(TRANSLATION)

INDEPENDENT AUDITORS’ REPORT

May 14, 2009

To the Board of Directors of
Nissay Dowa General Insurance Company, Limited:

Deloitte Touche Tohmatsu

Designated Partner, Engagement Partner, Certified Public Accountant:

Shigeru Miyazaki

Designated Partner, Engagement Partner, Certified Public Accountant:

Makoto Sato

Designated Partner, Engagement Partner, Certified Public Accountant:

Junji Suzuki

Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of March 31, 2009 of Nissay Dowa General Insurance Company, Limited (the “Company”), and the related profit and loss statement and statement of changes in shareholders’ equity for the 66th fiscal year from April 1, 2008 to March 31, 2009, and the accompanying supplemental schedules. These financial statements and the accompanying supplemental schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the accompanying supplemental schedules. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement and the accompanying supplemental schedules presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2009, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Our firm and the engagement partners do not have any financial interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Law.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

***********

Report of the Board of Auditors

Audit Report

The Board of Auditors has prepared the following report regarding the exercise of the functions of the Board of Directors for the 66th fiscal year from April 1, 2008 until March 31, 2009, on the basis of audit reports prepared by the individual auditors and deliberations thereon.

1. Audit Methods of the Auditors and the Board of Auditors and the Contents thereof

In addition to establishing audit policies, division of duties and others and receiving reports from individual auditors on the implementation and results of their audits, the Board of Auditors received reports from directors and others and the accounting auditor on the performance of their duties, and requested further explanation when required.

Individual auditors, in conformity with auditing standards that the Board of Auditors has established and according to the audit policies, the division of duties and others, worked to communicate with the Internal Audit Division and other employees and endeavored to collect information and improve the audit environment. They also attended meetings of the Board of Directors and other important meetings where they received reports on the performance of duties from the directors and other employees, requested explanations as necessary, reviewed material decision-making documents and others, and investigated the operational and financial conditions at the head office and key business locations.

We additionally monitored and verified the status of systems (internal control systems) set up on the basis of resolutions of the Board of Directors regarding the establishment of such systems in accordance with Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act, set forth to ensure compliance by the directors in the performance of their duties to laws and the Articles of Incorporation, and as required to ensure the appropriateness of corporate activities. We also received reports from the directors and others and from the audit firm Deloitte Touche Tohmatsu concerning the status of their review and audit of internal controls related to financial reporting, and requested additional explanation where necessary. We also worked to establish communications with the directors, auditors and others of subsidiaries, receiving business reports from those subsidiaries where necessary. We studied the business reports and accompanying statements for the fiscal year in question based on the above methods.

In addition, we monitored and verified that the accounting auditor has maintained an independent position, and has conducted appropriate audits, receiving reports from the accounting auditor regarding the status of its performance of duties and requesting additional explanation as necessary.

We also received notification from the accounting auditor that it had prepared systems to ensure the appropriate performance of its duties (items noted in Section 131 of the Accounting Regulations), in accordance with the Quality Control Standards for Audits (Business Accounting Council, October 28, 2005), and requested additional explanation as necessary. Our review of the financial documents (balance sheet, profit and loss statement, and statement of changes in shareholders’ equity) and the accompanying statements for the fiscal year in question was performed on the basis of these methods.

2. Audit Results

(1) Results of the audit of business report and other documents

1. In our opinion, the business report and accompanying statements accurately represent the condition of the company, in accordance with law and the Articles of Incorporation.

2. We found no significant facts regarding improper acts or violations of law or the Articles of Incorporation by the directors in the performance of their duties.

3. In our opinion, the content of resolutions by the Board of Directors with respect to internal control systems was appropriate. We also found no items of note regarding the performance of the Board of Directors of its duties regarding such internal control systems, including those related to financial reporting.

(2) Results of the audit of financial reports and accompanying statements

In our opinion, the audit methods used and the conclusions reached by the accounting auditor were appropriate.

May 19, 2009

Board of Auditors, Nissay Dowa General Insurance Co., Ltd.
Yasusuke Miyazaki
Standing Auditor (Full-Time)

Hirotaka Masamori
Full-Time Auditor

Hideo Yamada
External Auditor

Hiroyuki Tezuka
External Auditor

Takeshi Furuichi
External Auditor

End

Matters regarding the Rights of Policyholders of the Company after the Merger

The rights of policyholders of the Company after the merger with Aioi Insurance Co., Ltd. as proposed in Agenda Item 2 shall be succeeded to by Aioi Insurance Co., Ltd. as of the effective date of the merger without any change.

End